                                                                   EXHIBIT 10.30

                                                                   March 2, 1999

Bruce Chatterley
146 Stableford Drive
Glenn Ellyn, IL 60137

Dear Bruce:

Concur Technologies, Inc. ("Concur" or the "Company") is pleased to offer you the position of Executive Vice President and General Manager, eService, reporting to Steve Singh, President and CEO. Compensation for this position is $16,666.67 per month.

You will be eligible to earn a bonus target of $100,000 on a Fiscal Year basis. The Fiscal Year is October 1, 1998 through September 30, 1999. This bonus will be based on a "to be determined" performance metric. We will solidify the details of your individual plan within 30 days of your start date.

If you accept our offer, you will be granted an option to purchase 225,000 shares of registered Common Stock. 80,000 shares will vest on the first day of employment with Concur. Thereafter, the remaining 145,000 shares will vest with respect to one fourth (25%) of the shares after one year, with the balance vesting in equal monthly increments over the succeeding three years. Based on your acceptance of the terms of this offer, the per share price of your options will be set as the closing price of the stock, as reported at the end of the trading day, on your first full day of employment with Concur. To the extent the Company awards additional options, on an annual basis, to other similarly situated executives, you will likewise receive additional options on a basis commensurate with such other executives.

Our offer includes the following relocation assistance. Actual relocation expenses for you to relocate to the Seattle area; the reasonable cost of moving your household goods from the Chicago area; storage of your household goods up to 90 days; and temporary housing expenses up to 90 days or until you find a permanent residence in the Seattle area, and up to 90-days auto rental. The Company will pay for up to six return trips between Seattle and Chicago during this 90 day period. The Company will pay up to $20,000 in real estate closing costs associated with the acquisition of a residence in the Seattle area. In addition, you will be reimbursed for expenses associated with a 3 day house hunting trip to the Seattle area for purposes of locating a permanent residence. All relocation assistance will be provided as per the guidelines set forth in the attached Relocation Policy. In the unlikely event that you voluntarily terminate employment with Concur Technologies within twelve (12) months of your start date, you agree to reimburse the Company for all relocation expenses incurred by the Company on your behalf.

                                                                Bruce Chatterley
                                                                March 2, 1999
                                                                Page 2

The Company will also pay for 4 months COBRA health insurance for the entire family on Ameritech's current plan and twelve months of COBRA payments for Griffin Chatterley.

The Company will provide for a loan up to $100,000 should you require assistance with your real estate purchase. Interest will be set at a to-be-determined, reasonable rate.

Should your employment with Concur terminate for any reason other than for cause, as defined by Attachment A, within the first twelve months of employment, you will receive up to nine months salary continuation.

Attached is a summary of benefits Concur makes available to employees in positions similar to the one offered to you. Medical and Dental coverage is effective immediately upon your start of work with the Company. Our 401(k) Plan and Employee Stock Purchase Plan (ESPP) have enrollment dates throughout the year. The details of our plans and enrollment information will be covered on or shortly after your start date.

We ask that you complete the enclosed Employee Confidential Information and Inventions Agreement (the "Confidentiality Agreement") prior to commencing employment. In part, the Agreement requires that an employee refrain from using or disclosing the Company's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of Concur or its employees.

This agreement does not prevent a former employee from using his or her general knowledge and experience, no matter when or how gained, in any new field or position.

This letter and the Confidentiality Agreement represent a formal statement concerning the terms of your proposed employment and constitute a formal offer of employment to you. As such, these documents supersede and merge any earlier proposal or prior arrangement, whether oral or written, between you and the Company, and any other communications between you and the Company regarding your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the compensation and benefits paid to you and its other employees. In addition, this offer is conditioned upon your confirmation that there are no non-competition agreements or other contracts between you and any other party that would restrict or impair your right or ability to accept employment with or to work for the Company.

Under Washington State law, employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right.

It is anticipated that your start date will be on March 25, 1999. Should you have any questions with regard to any of the items indicated above, please feel free to call me. Your acceptance of this offer may be made by:

                                                                Bruce Chatterley
                                                                March 2, 1999
                                                                Page 3


- Signing this original letter and the Confidentiality Agreement (in their entirety) and faxing them to this office at (425) 702-0674 by 3:00 p.m. on Friday, March 5, 1999.

- The signed originals must be received by Concur prior to your start date. A stamped, self-addressed envelope is enclosed for your convenience.

You will need to provide employment eligibility verification within three days of your start date. The U.S. Immigration and Naturalization Service law passed in 1986 requires this. Please bring identification with you on your first day so that we may complete the I-9 form during orientation.

Bruce, we hope that you and Concur will find mutual satisfaction with your employment. All of us at Concur are very excited about your joining our team and look forward to a beneficial and fruitful relationship.

Sincerely,




Steve Singh
President and CEO




ACCEPTED BY:


/s/ BRUCE CHATTERLEY             March 3, 1999
-----------------------------    ---------------
Bruce Chatterley                 Date



Start date:
           ------------------